Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David Lilly/ Joseph Kuo	Mark Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

New York, NY, February 25, 2009 –Carver Bancorp, Inc. (“Carver”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced two executive appointments designed to strengthen oversight and management of enterprise-wide risk.

Mark A. Ricca has joined Carver in the newly created position of Executive Vice President and Chief Risk Officer. In this role, Mark will oversee internal audit, compliance, credit and legal matters, and the corporate secretary’s office. Mark brings to his position over 20 years of experience with audit, legal and front line business responsibilities in banking and industry. He was most recently General Counsel and Assistant to the Chief Operating Officer at New York Community Bank, and is a graduate of the University of Notre Dame and the schools of law at New York University and St. John’s University.

Thomas Sperzel, CPA, has joined Carver as Senior Vice President and Controller.  Tom is a 15 year veteran of audit and financial reporting in the banking and audit fields. His most recent banking experience was as Controller of City and Suburban Federal Savings Bank, where he was responsible for overseeing all aspects of financial and regulatory reporting, FDICIA implementation, evaluation of acquisition targets, and management of external auditors. Tom began his career as an accountant at Arthur Andersen LLP.

Deborah C. Wright, Chairman and Chief Executive Officer, said: “I am delighted to welcome Mark and Tom to Carver.  Both bring extensive experience with internal controls and risk management, essential areas that have grown in importance during this period of expanding regulatory requirements and challenging economic conditions. They will be integral to our ongoing efforts to enhance the Company’s financial reporting, expense control and risk management systems.  While these are difficult times in our industry, we believe that Carver’s strong capital and market profile position us well to meet the challenges and opportunities that lie ahead.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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